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For Immediate Release

For more information, contact:
Anthony C. Allen
Vice President, Treasurer & Assistant Secretary
(502) 329-2000

SYPRIS ANNOUNCES EXECUTIVE TRANSITION

LOUISVILLE, Ky. (May 29, 2008) - Sypris Solutions, Inc. (Nasdaq/NM:SYPR) announced today that T. Scott Hatton will resign from his position as Vice President and CFO of the Company, effective July 4, 2008, to assume the role of CFO of Portfolio Operations with a $5.6 billion private equity fund.  Anthony C. Allen, Vice President, Treasurer and Assistant Secretary, will serve as the acting CFO until such time as a replacement is secured.

Jeffrey T. Gill, President and CEO, commenting on the announcement said, “We want to thank Scott for his years of dedication and service to Sypris, and we wish him and his family much success with this new and exciting adventure.  Scott has made a lasting contribution to the development of Sypris and for that we are very appreciative.”

Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products.  The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and for users of test and measurement equipment.  For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Each “forward-looking statement” herein is subject to serious risks and should not be relied upon, as detailed in our most recent Form 10-K and Form 10-Q and subsequent SEC filings. Briefly, we currently believe that such risks also include: our ability to liquidate our unsecured claims against, and/or equity interests in, Dana at satisfactory valuation levels1; costs and inefficiencies of restructuring our manufacturing capacity; breakdowns, relocations or major repairs of machinery and equipment; our inability to successfully launch new or next generation programs; impairments, non-recoverability or write-offs of goodwill, assets or deferred costs; the cost, efficiency and yield of our operations and capital investments, including working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; cost and availability of raw materials such as steel, component parts, natural gas or utilities; volatility of our customers’ forecasts, financial conditions, market shares, product requirements or scheduling demands; cyclical or other downturns; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; failure to adequately insure or to identify environmental or other insurable risks; inventory valuation risks including obsolescence, shrinkage, theft, overstocking or underbilling; changes in government or other customer programs; reliance on major customers or suppliers, especially in the automotive or aerospace and defense electronics sectors; revised contract prices or estimates of major contract costs; dependence on, recruitment or retention of key employees; union negotiations; pension valuation, health care or other benefit costs; labor relations; strikes; risks of foreign operations; currency exchange rates; the costs and supply of debt, equity capital, or insurance; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; weaknesses in internal controls; the costs of compliance with our auditing, regulatory or contractual obligations; regulatory actions or sanctions; disputes or litigation, involving customer, supplier, creditor, stockholder, product liability, asbestos-related or environmental claims including potential, pre-existing product liability and unknown warranty claims that were preserved in our settlement agreement with Dana; war, terrorism or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.

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101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222 • (502) 329-2000 • Fax (502) 329-2050 • www.sypris.com

Sypris Announces Executive Transition

May 29, 2008

1 We have estimated and recorded our $89.9 million claim against Dana at approximately 85% of its face value or $76.4 million, which represents our right to receive certain distributions of cash and common stock in Dana Holding Corporation (NYSE:DAN), including initial distributions of approximately $6.3 million in cash and 3.1 million shares. Due to market conditions and certain other factors, we believe that the recent trading prices of DAN common stock do not reflect its longer-term value.  However, if we sell these shares at such prices or such prices otherwise reflect a decline in value which is deemed to be “other than temporary,” our business, results of operations and financial condition could be materially adversely impacted.

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